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                                                                   EXHIBIT 99.3a
                                 FIRST AMENDMENT
                               TO PROMISSORY NOTE

     THIS FIRST AMENDMENT TO PROMISSORY NOTE (the "Amendment") is an amendment by and between ANCHOR PACIFIC UNDERWRITERS, INC., a Delaware corporation ("Obligor") and LEGION INSURANCE COMPANY, a Pennsylvania corporation ("Holder"). This Amendment is hereby incorporated into and shall be made part of the Promissory Note, dated January 12, 2001 (the "Note"), entered into by and between Obligor and Holder.

                                    RECITALS

     WHEREAS, pursuant to the Note, the entire principal amount which was the subject of the Convertible Note, along with accrued interest thereon, was to be payable by Obligor to Holder in one installment on or before June 30, 2001, or the entire principle, along with the accrued interest thereon, was to have been payable by Obligor to Holder by issuance to Holder of common shares of Obligor in the event that Obligor completed a private placement of common stock, as specified in the Note, on or before June 30, 2001;

     WHEREAS, the obligations of Obligor to Holder, pursuant to the Note, remain outstanding and Obligor desires additional time to satisfy its obligations promised in the Note;

     WHEREAS, Obligor and Holder now desire to amend the Note in certain respects;

     NOW, THEREFORE, for good and valuable consideration, receipt of which is hereby acknowledged, and in consideration of the mutual promises and undertakings set forth herein and intending to be legally bound hereby, the Parties hereby agree as follows:

     1. Obligor and Holder hereby agree that this Amendment shall be effective immediately upon execution;

     2. Obligor and Holder hereby agree that Section 1 of the Note is amended to read in its entirety as follows:

     "1. Repayment of Principal and Accrued Interest. The entire principal
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     amount and accrued interest thereon shall be payable in one installment on
     December 31, 2001. A late fee shall be charged on all overdue amounts at ten percent (10%) per annum or the maximum amount permitted by law, whichever is greater. This Note may be prepaid at any time without permission or penalty."

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     3.  Obligor and Holder hereby agree that Section 5 of the Note is amended to read in its entirety as follows:

     "5. Automatic Redemption. This Note shall be automatically redeemable and
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     the outstanding balance of principal and accrued interest under this Note will be payable by the issuance of Obligor's common shares to Holder in the event, on or before December 31, 2001. Obligor completes a private placement of common stock resulting in gross proceeds to Obligor of not less than Three Million Dollars ($3,000,000) ("the Minimum Offering"), not including the redemption of this Note described herein. In such event, within ten (10) days following the completion of the Minimum Offering, this Note shall be redeemed and satisfied in full by the issuance by Obligor to Holder of the number of Obligor's common shares that, in the aggregate, will be equal in value to the then outstanding balance of principle and accrued interest under this Note. For purposes of this Note, the agreed value of each of Obligor's common shares to be issued to Holder hereunder shall be the per share price realized by Obligor in the Minimum Offering.

     4. Obligor and Holder hereby agree that Section 6 of the Note is amended to read in its entirety as follows:

     "6. Note Purchase Agreement. In the event this Note is not redeemed by the
         -----------------------
     issuance of Obligor's common stock as provided in Section 5 above and Obligor fails to repay the principal amount and all accrued interest by December 31, 2001, this Note shall be subject to the terms of that certain Note Purchase Agreement between Holder and Ward North America Holding. Inc., dated January 12, 2001 (the "Note Purchase Agreement"). The Note Purchase Agreement grants Holder the right to cause Ward North America Holding Inc., to purchase all Holder's rights, title, and interests under this Note and the Security Agreement, including its security interest in the Novacon business and assets, by issuing to Holder, or its assignee, the number of shares of Ward North America Holding, Inc., having an aggregate value equal to the unpaid balance of principal and interest under this Note using an agreed value of four dollars ($4) per share."

     5.  Obligor and Holder also hereby agree that:

         (a) Except as modified by this Amendment, the terms and provisions of the Note are hereby ratified and confirmed and are and shall remain in full force and effect. Should any inconsistency arise between this Amendment and the Note as to the specific matters that are the subject of this Amendment, the terms and conditions of this Amendment shall control;

         (b) This Amendment may be executed in any number of counterparts, each of which shall be an original but all of which together shall constitute one and the same instrument;

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                (c)  The facsimile signature of any authorized representative of a Party hereto may be used at all times and for all purposes in place of an original signature.

                (d) The Note, as amended by this Amendment, constitutes the entire agreement among the Parties hereto on the specific matters contained herein and no party shall be liable or bound to any other Party hereto in any manner by any warranties, representations or covenants except as specifically set forth herein:

                (e) No provision of the Note, as so amended, may be modified, amended, waived or discharged, in whole or in part, except in accordance with its terms.

        IN WITNESS WHEREOF, the Parties hereto have executed this Amendment as of the date set forth below.


ANCHOR PACIFIC                                  LEGION INSURANCE COMPANY
UNDERWRITERS, INC.

At San Diego, California                        At Philadelphia, Pennsylvania
this 21st day of November, 2001                 this ____ day of ________, 2001


BY: /s/ Jeffrey S. Ward                         BY: /s/ Andrew S. Walsh
    -------------------                             -------------------
    Jeffrey S. Ward                                 Andrew S. Walsh
    Chief Executive Officer                         Senior Vice-President and
                                                    General Counsel